Exhibit 14.2

                       INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (`Registration
Statement') of Federated International Equity Fund, a portfolio of International Series, Inc., of our report dated January 19, 1996, appearing in the Annual Report of Scottish Widows International Fund, for the year ended December 31, 1995, and to the incorporation by reference of such report in the Prospectus and Statement of Additional Information of Scottish Widows International Fund, dated March 15, 1996, and the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of Federated International Equity Fund, a portfolio of International Series, Inc., of our report dated January 16, 1997, appearing in the Annual Report of Scottish Widows International Fund, for the year ended December 31, 1996.



By:/s/ ERNST & YOUNG LLP
   Ernst & Young LLP

Reading, PA
June 2, 1997